Exhibit 10.17

PROMISSORY NOTE

Up to US$6,000,000.00	October 18, 2023

FOR VALUE RECEIVED, Abpro Corporation, a Delaware corporation (the “Company”), hereby promises to pay to the order of Abpro Bio International, Inc., a Delaware corporation (the “Holder”), the principal sum of up to six million US dollars (US$6,000,000.00), which the Company may draw down in installments as set forth herein (each, an “Installment”). The funding date for each Installment is referred to as an “Installment Funding Date” and interest will accrue at a rate of five percent (5%) per annum on the principal amount of each Installment from the Installment Funding Date until the Maturity Date (and at a rate of 7% per annum after the Maturity Date if any amounts then remain outstanding). The principal amounts of all Installments plus accrued interest will be due and payable by the Company on the Maturity Date (as defined below) upon demand by the Holder.

1. Background. Company has executed a Term Sheet dated September 18, 2023 contemplating a proposed business combination with a SPAC (“Term Sheet”) and Holder has agreed to provide bridge financing to be utilized until execution of a definitive agreement and the completion of the SPAC listing as provided herein in connection with the transactions contemplated by the Term Sheet (“Transaction”),

2. Installments. Installments are for the purpose of paying the direct expenses of the Transaction (“Direct Expenses”) and Company operating expenses (“Operating Expenses”) until the Transaction is completed. Installments will be funded as follows (up to $6 million in the aggregate):

(a) First Installment. Holder will pay the currently outstanding Direct Expenses within 3 business days of the date hereof, as set forth on Exhibit A. This will be the first Installment and the Installment Funding Date will occur when all listed amounts have been paid.

(b) BCA Installment. Holder will pay $1 million to the Company within 3 business days of when the Company executes a definitive business combination agreement as contemplated by the Term Sheet. This will be an additional Installment and the Installment Funding Date will occur when this amount has been paid in full.

(c) Monthly Installments. Beginning with the month of November 2023, Company will present a schedule of planned payments to Holder for that calendar month covering Direct Vendors and Operating Expenses no later than 10 days before the first day of such calendar month in the form of Exhibit B (“Monthly Schedule of Planned Payments”). Company and Holder will review the proposed schedule in good faith and, if accepted by Holder, Holder will pay the amounts set forth on such schedule within 3 business days of acceptance. This will be an additional Installment and the Installment Funding Date will occur when these payments have been made in full. Monthly installment payments shall in no event exceed $1 million.

3. Payment and Record Keeping. All payments will be made in lawful money of the United States of America at the principal office of the Company, or at such other place as the Holder may from time to time designate in writing to the Company. Payment will be credited first to accrued interest due and payable, with any remainder applied to principal. Prepayment of principal, together with accrued interest, may be made without the written consent of the Holder in the discretion of the Company at any time. The parties will update Exhibit C from time to time to keep track of Installments and Installment Funding Dates.

4. Maturity Date. The “Maturity Date” means the earlier of (i) eighteen (18) months from the Funding Date and (ii) the successful closing of the de-SPAC transaction contemplated by the Term Sheet.

5. Additional Information. In addition to the Monthly Schedule of Planned Payments for each calendar month, the Company agrees to (a) submit evidence of payments made to vendors, (b) share relevant financial data and (c) update Holder on progress of the Transaction, in each case promptly as requested by the Holder from time to time.

6. Amendments and Waivers; Resolutions of Dispute; Notice. No term of this Note may be waived, modified, or amended except by an instrument in writing signed by both of the parties hereto. Any waiver of the terms hereof shall be effective only in the specific instance and for the specific purpose given.

7. Successors and Assigns. This Note applies to, inures to the benefit of, and binds the respective successors and assigns of the parties hereto. Neither party may assign this Note or any rights or obligations hereunder without the prior written consent of the other party.

8. Officers and Directors not Liable. In no event will any officer or director of the Company be liable for any amounts due and payable pursuant to this Note.

9. Limitation on Interest. In no event will any interest charged, collected or reserved under this Note exceed the maximum rate then permitted by applicable law, and if any payment made by the Company under this Note exceeds such maximum rate, then such excess sum will be credited by the Holder as a payment of principal.

10. Choice of Law. This Note, and all matters arising out of or relating to this Note, whether sounding in contract, tort, or statute will be governed by and construed in accordance with the internal laws of the State of Delaware, without giving effect to the conflict of laws provisions thereof to the extent such principles or rules would require or permit the application of the laws of any jurisdiction other than those of the State of Delaware.

11. Approval. The Company hereby represents that its board of directors, in the exercise of its fiduciary duty, has approved the Company’s execution of this Note based upon a reasonable belief that the terms thereof are appropriate for the Company after reasonable inquiry concerning the Company’s financing objectives and financial situation.

Abpro Bio International, Inc.		Abpro Corporation

By	/s/ Herbie Yang	By	/s/ Ian Chan
Name: Herbie Yang		Name: Ian Chan
Title: CEO		Title: CEO

Address: 139, Techno jungang-daero, Yuga-myeon, Dalseong-gun, Daegu, Republic of Korea		Address: 68 Cummings Park Drive, Woburn MA 01801 USA

Email Address: ****		Email Address: ****

Exhibit A

Direct Expenses to be paid within 3 Business Days of Date Hereof

Vendor	Amount	Pay to Abpro or Vendor?
Wolf & Company – auditor work	$146,250	Vendor
Wolf & Company – tax work	$15,000	Vendor
Nelson Mullins – law firm	$0	n/a
DLA – audit support	$49,000	Vendor
Brad MacMullins – consultant CFO	$1,000	Vendor
Brookline Capital Markets – investment bank	$67,500	Vendor
ICR – public relations	$23,000	Vendor
Health Advances – market analytics	$0	n/a

Exhibit B

Monthly Schedule of Planned Payments – Form

Instructions: Starting with the calendar month of November 2023, Company to submit this completed form no later than 10 days before the first day of each calendar month. Company and Holder will review the proposed schedule in good faith and, if accepted by Holder, Holder will pay the amounts set forth on such schedule within 3 business days of acceptance. Monthly installment payments shall in no event exceed $1 million.

Month: [November 2023]

Vendor	Amount	Pay to Abpro or Vendor?
Direct Expenses
• Wolf & Company – auditors
• Nelson Mullins – law firm
• DLA – audit support
• Brad MacMullins – consultant CFO
• Brookline Capital Markets – investment bank
• ICR – public relations
• Health Advances – market analytics
• [Other]
Operating Expenses
• Payroll
• Rent
• [Other]

This form is submitted under the Promissory Note agreed by Abpro Corporation and Abpro Bio International, Inc. dated October 18, 2023. Acceptance of this form by Abpro Bio. International, Inc. can be provided by email or by execution on behalf of Holder below:

Abpro Bio International, Inc.

By
Name:

Exhibit C

Installment Tracker

Installment No.	Installment Amount	Installment Funding Date
1	$	[Date]
2	$	[Date]
3	$	[Date]
4	$	[Date]
5	$	[Date]
6	$	[Date]